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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940



                The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name:   BOYAR VALUE FUND, INC.

        Address of Principal Business Office (No. & Street, City, State, Zip
Code):

                               590 Madison Avenue
                            New York, New York 10022

Telephone Number (including area code):  (212) 409-2000

        Name  and  address  of  agent  for  service  of process:

                                Jay R. Petschek
                            Boyar Value Fund, Inc.
                              590 Madison Avenue
                           New York, New York  10022


                                   Copies to:

                            Daniel Schloendorn, Esq.
                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                            New York, New York 10022

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
N-8A:  Yes x        No  o


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                                   SIGNATURES


                Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 13th day of June, 1997.




                                              BOYAR VALUE FUND, INC.




                                              By:  /s/  Mark A. Boyar
                                                   Name:  Mark A. Boyar
                                                   Title:  Chairman and Chief
Executive Officer


ATTEST:


  /s/ Serge Benchetrit
Name:  Serge Benchetrit